Exhibit 99.1

Targacept Reports First Quarter 2013 Financial Results

Winston-Salem, North Carolina, May 7, 2013 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the first quarter ended March 31, 2013.

Targacept reported a net loss of $8.1 million for the first quarter of 2013, compared to net income of $2.3 million for the first quarter of 2012. As of March 31, 2013, cash and investments in marketable securities totaled $175.1 million.

“We are pleased to have recently completed recruitment in two Phase 2b clinical trials, our TC-5619 study in negative symptoms and cognitive dysfunction in schizophrenia, where we expect to report top-line results by the end of this year, and our TC-1734 study in mild to moderate Alzheimer’s disease where we expect to report top-line results in mid-2014,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “As we progress towards the planned second quarter initiation of a third Phase 2b clinical trial, a study of TC-5214 in overactive bladder, we remain focused on quality execution and capital efficiency. With our capital base and three clinical programs with diverse NNR pharmacologies in areas of large unmet need, we are enthusiastic about the future.”

Financial Results

Targacept reported a net loss of $8.1 million for the first quarter of 2013, compared to net income of $2.3 million for the first quarter of 2012, a change of $10.4 million. The change was primarily due to a decrease of $19.1 million in deferred revenue recognition, partially offset by a decrease in research and development expenses of $9.5 million. Non-cash, stock-based compensation charges of $1.6 million and $1.9 million were recorded for the first quarter of 2013 and 2012, respectively.

Net Operating Revenues

Net operating revenues totaled $3.5 million for the first quarter of 2013, compared to $22.9 million for the first quarter of 2012. The decrease was due primarily to $21.8 million in deferred revenue recognized during the first quarter of 2012 associated with Targacept’s now concluded collaboration with AstraZeneca in major depressive disorder that did not recur during the first quarter of 2013. This decrease was partially offset by $2.7 million in increased recognition of deferred revenue for the 2013 period related to payments for TC-1734 previously received from AstraZeneca. Targacept recognized into revenue for the 2013 period the remaining unrecognized portion of payments related to TC-1734 previously received from AstraZeneca as a result of AstraZeneca’s notification of its return of rights to that compound to Targacept in March 2013.

Research and Development Expenses

Research and development expenses totaled $8.3 million for the first quarter of 2013, compared to $17.8 million for the first quarter of 2012. The decrease was principally attributable to the completion in 2012 of a Phase 3 development program for TC-5214 in MDD, a decision in 2012 to focus resources on clinical programs, and two 2012 workforce reductions. Research and development expenses for the first quarter of 2013 for TC-5619, TC-5214 (overactive bladder program) and TC-1734 totaled $5.1 million in the aggregate.

General and Administrative Expenses

General and administrative expenses totaled $3.5 million for the first quarter of 2013, compared to $3.1 million for the first quarter of 2012. The increase for the 2013 period was primarily attributable to severance and stock-based compensation charges recorded in connection with the departure of a former executive officer from Targacept during the 2013 period.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, May 7, 2013, at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 866.515.2913 for domestic participants and 617.399.5127 for international callers (reference passcode 92922085). A replay of the conference call may be accessed from approximately two hours following the call through May 21, 2013 by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers (reference passcode 98152896).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing a diverse pipeline of innovative NNR Therapeutics™ for difficult-to-treat diseases and disorders of the nervous system. NNR Therapeutics selectively modulate the activity of specific neuronal nicotinic receptors, unique proteins that regulate vital biological functions that are impaired in various disease states. Targacept’s clinical pipeline includes multiple Phase 2 product candidates, all representing first-in-class opportunities. Targacept leverages its scientific leadership and diverse pipeline to attract significant collaborations with global pharmaceutical companies. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for reporting of top-line results from Targacept’s Phase 2b clinical trials of TC-5619 or TC-1734 or for initiation of Targacept’s planned Phase 2b clinical trial of TC-5214; the medical benefits of TC-5214, TC-5619 or TC-1734; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5619, TC-5214 and TC-1734, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the start-up of clinical trial sites or the completion of subject enrollment or data analysis; whether favorable findings from Targacept’s completed clinical trial of TC-5619 in patients with schizophrenia will be replicated in Targacept’s ongoing clinical trial of TC-5619 or potential future clinical trials; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts
Alan Musso, SVP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: 336.480.2186	Tel: 508.362.3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Net operating revenues	$3,536	$22,857

Operating expenses:
Research and development	8,320	17,801
General and administrative	3,490	3,070

Total operating expenses	11,810	20,871

Operating (loss) income	(8,274)	1,986
Other income, net	208	273

Net (loss) income	$(8,066)	$2,259

Basic net (loss) income per share	$(0.24)	$0.07

Diluted net (loss) income per share	$(0.24)	$0.07

Weighted average common shares outstanding - basic	33,616,342	33,390,286

Weighted average common shares outstanding - diluted	33,616,342	33,822,010

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2013	2012
Cash, cash equivalents and investments	$175,059	$184,927
Receivables and other current assets	1,788	2,782
Property and equipment, net	1,501	1,639
Other assets, net	397	231

Total assets	$178,745	$189,579

Current portion of deferred revenue	$—	$2,357
Other current liabilities	8,372	8,992
Deferred revenue, net of current portion	—	1,179
Long-term debt, net of current portion	918	1,136
Total stockholders’ equity	169,455	175,915

Total liabilities and stockholders’ equity	$178,745	$189,579